Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

MicroStrategy Incorporated’s subsidiaries as of February 18, 2025 are listed below.

821,393 LLC (Delaware)	MicroStrategy Holdings (Hong Kong) Co. Ltd. (Hong Kong)

MacroStrategy LLC (Delaware)	MicroStrategy Ibérica, S.L.U. (Spain)

Macro1 LLC (Delaware)	MicroStrategy India Private Limited (India)

MicroStrategy Administration Corporation (Delaware)	MicroStrategy International Limited (Bermuda)

MicroStrategy Enterprises, Inc. (Delaware)	MicroStrategy International II Limited (Bermuda)

MicroStrategy GS Corporation (Delaware)	MicroStrategy Israel Ltd. (Israel)

MicroStrategy Management Corporation (Delaware)	MicroStrategy Italy S.r.l. (Italy)

MicroStrategy Services Corporation (Delaware)	MicroStrategy Japan Kabushiki Kaisha (MicroStrategy Japan Inc.) (Japan)

Reporting Technologies, Inc. (Delaware)	MicroStrategy Korea Co., Ltd. (Korea)

SMCR Corp. (Delaware)	MicroStrategy Limited (United Kingdom)

Strategy.com Incorporated (Delaware)	MicroStrategy México, S. de R.L. de C.V. (Mexico)

Usher Incorporated (Delaware)	MicroStrategy Middle East FZ-LLC (UAE – Dubai Free Zone)

MicroStrategy Austria GmbH (Austria)	MicroStrategy Poland sp. z. o. o. (Poland)

MicroStrategy Belgium BVBA (Belgium)	MicroStrategy Portugal, Sociedade Unipessoal, Lda. (Portugal)

MicroStrategy Benelux B.V. (Netherlands)	MicroStrategy Pty. Ltd. (Australia)

MicroStrategy Brasil Ltda. (Brazil)	MicroStrategy Singapore Pte. Ltd. (Singapore)

MicroStrategy Canada Incorporated (Canada)	MicroStrategy South Africa (Proprietary) Limited (South Africa)

MicroStrategy China Technology Center Limited (China)	MicroStrategy Sweden AB (Sweden)

MicroStrategy Denmark ApS (Denmark)	MicroStrategy Switzerland GmbH (Switzerland)

MicroStrategy Deutschland GmbH (Germany)	MicroStrategy Yazilim Hizmetleri Ve Ürünleri Limited Şirketi (Turkey)

MicroStrategy France SARL (France)	Strategy.com International Limited (Bermuda)